Exhibit 3.1

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ENERGY XXI GULF COAST, INC.

I, Hugh Menown, being an authorized officer of Energy XXI Gulf Coast, Inc., a corporation organized and existing under the laws of Delaware (together with its predecessor-in-interest, the “Corporation”), do hereby certify as follows:

FIRST: The name of the Corporation is Energy XXI Gulf Coast, Inc.

SECOND: The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on February 7, 2006 and the Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on April 13, 2016.

THIRD: On April 14, 2016, the Corporation and certain of its affiliates filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas, Houston Division (the “Bankruptcy Court”). On November 21, 2016, the Corporation and certain of its debtor affiliates filed that certain Debtors’ Second Amended Proposed Joint Chapter 11 Plan of Reorganization (as amended or supplemented from time to time, the “Plan”), which was confirmed on December 13, 2016 by order (the “Order”) of the Bankruptcy Court. The Plan, as confirmed by the Order, provides for the amendment and restatement of the Corporation’s Certificate of Incorporation in its entirety to read as set forth in Exhibit A attached hereto and made a part hereof (the “Restated Certificate”).

FOURTH: The Restated Certificate has been duly adopted in accordance with Sections 242, 245 and 303 of the General Corporation Law of the State of Delaware (the “DGCL”), pursuant to the authority granted to the Corporation under Section 303 of the DGCL to put into effect and carry out the Plan, as confirmed by the Order.

FIFTH: The Restated Certificate has been duly executed and acknowledged by an officer of the Corporation designated by the Order in accordance with the provisions of Sections 242, 245 and 303 of the DGCL.

IN WITNESS WHEREOF, the undersigned, for the purpose of amending and restating the Certificate of Incorporation of the Corporation pursuant to the DGCL, under penalties of perjury does hereby declare and certify that this is the act and deed of the Corporation and the facts stated herein are true, and accordingly has hereunto signed this Second Amended and Restated Certificate of Incorporation this 30th day of December, 2016.

ENERGY XXI GULF COAST, INC.

By:	/s/ Hugh Menown
Name:	Hugh Menown
Title:	Executive Vice President &
Chief Accounting Officer

Signature Page to Second Amended and Restated Certificate of Incorporation of

Energy XXI Gulf Coast, Inc.

EXHIBIT A

SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
ENERGY XXI GULF COAST, INC.

ARTICLE I
NAME

The name of the corporation is Energy XXI Gulf Coast, Inc. (hereinafter, the “Corporation”).

ARTICLE II
REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company. The registered office and registered agent of the Corporation may be amended or modified from time to time in accordance with the Bylaws of the Corporation (as may be amended, modified or supplemented from time to time in accordance with the terms thereof, the “Bylaws”).

ARTICLE III
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (as the same exists or may hereafter be amended from time to time, the “DGCL”).

ARTICLE IV
CAPITAL STOCK

Section 4.1           Authorized Shares. The total number of shares of capital stock that the Corporation shall have authority to issue is 110,000,000 shares, consisting of (i) 100,000,000 shares of common stock, par value $0.01 per share (“Common Stock”), and (ii) 10,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”). The number of authorized shares of Preferred Stock or Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), unless the vote of the holders of any of the Common Stock or the Preferred Stock voting separately as a class shall be required therefor pursuant to this Second Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation (as defined below)).

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Section 4.2           Common Stock. Each holder of record of Common Stock shall be entitled to one (1) vote for each share of Common Stock that is registered in such holder’s name on the books of the Corporation. The holders of record of Common Stock shall vote together as a single class on all matters on which holders of the Common Stock are entitled to vote except as otherwise required by applicable law. Holders of shares of Common Stock shall be entitled to receive equally, on a per share basis, such dividends or distributions as are lawfully declared on the Common Stock, to have notice of any authorized meeting of holders of Common Stock, and, upon liquidation, dissolution or winding up of the affairs of the Corporation, to share equally, on a per share basis, in the assets thereof that may be available for distribution after satisfaction of creditors and of the preferences of shares of Preferred Stock. Except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation (as defined below)) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Second Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation (as defined below)) or pursuant to the DGCL, provided that such amendment does not alter or change the designations, powers, preferences or rights of the shares of Common Stock so as to affect them adversely.

Section 4.3           Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation is hereby authorized, to the fullest extent now or hereafter permitted by the laws of the State of Delaware, to provide for the issuance of shares of Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each such series, and to fix the designations, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof (any amendment of the certificate of incorporation adopted by the Board of Directors of the Corporation designating the designations, powers, preferences and rights, and qualifications, limitations, or restrictions, of shares of Preferred Stock, a “Preferred Stock Designation”). The authority of the Board of Directors of the Corporation with respect to each series shall include, but not be limited to, determination of the following:

(a)          the designation of the series, which may be by distinguishing number, letter or title;

(b)          the number of shares of the series, which number the Board of Directors of the Corporation may thereafter increase or decrease (but not below the number of shares thereof then outstanding);

(c)          the amounts payable on, and the preferences, if any, of shares of the series in respect of dividends, and whether such dividends, if any, shall be cumulative or noncumulative;

(d)          dates at which dividends, if any, shall be payable;

(e)          the redemption rights and price or prices, if any, for shares of the series;

(f)          the terms and amount of any sinking fund providing for the purchase or redemption of shares of the series;

(g)           the amounts payable on, and the preferences (if any) of, shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

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(h)          whether the shares of the series shall be convertible or exercisable into or exchangeable for shares of any other class or series, or any other security, of the Corporation or any other corporation or entity, and, if so, the specification of such other class or series or such other security, the conversion, exercise or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible, exercisable or exchangeable and all other terms and conditions upon which such conversion, exercise or exchange may be made;

(i)          restrictions on the issuance of shares of the same series or of any other class or series; and

(j)          subject to Section 4.6, the voting rights and powers of the holders of shares of the series.

Except as otherwise required by law, holders of a series of Preferred Stock, as such, shall be entitled only to such voting rights, if any, as shall be expressly granted thereto by this Second Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation). Except as may be provided in this Second Amended and Restated Certificate of Incorporation or in any Preferred Stock Designation, holders of Preferred Stock shall not be entitled to receive notice of any meeting of stockholders at which they are not entitled to vote.

Section 4.4           Preemptive Rights. Any issuance of New Securities by the Corporation or any of its subsidiaries, other than an issuance of Exempt Securities, shall be subject to the following provisions:

(a)          Right to Purchase New Securities. Except as otherwise provided in this Section 4.4 (including Section 4.4(e) hereof), the Corporation hereby grants to each holder of Common Stock that, together with its Affiliates, beneficially owns (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) at least one percent (1%) of the Outstanding Common Stock (a “Qualified Stockholder”) the right to purchase its pro rata share of any and all issuances or sales of New Securities proposed to be made by the Corporation or any of its subsidiaries as set forth herein.

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(b)          Issuance Notice. The Corporation shall give each Person that on the date of an Issuance Notice is a Qualified Stockholder written notice of the Corporation’s intention to issue or sell New Securities (which notice may be provided by posting the requisite information on a Secure Site and notifying (or causing notification to be delivered to) each of such Qualified Stockholders of such posting in writing) (the “Issuance Notice”), describing the type and terms of the New Securities, the price at which such New Securities will be issued or sold and the general terms upon which the Corporation proposes to issue or sell the New Securities, including the anticipated date of such issuance, sale or distribution, the general use of proceeds thereof, a description of both the business purpose of the offering of such New Securities and the dilutive effects, if any, of such offering, and the record date for determining Qualified Stockholders and the pro rata share of each of them which, if not specified in the Issuance Notice, shall be the date of the Issuance Notice (the “Preemptive Offer Record Date”). Each Qualified Stockholder shall have ten (10) Business Days from the date the Issuance Notice is sent to deliver notice (the “Response Notice”) of its intention to purchase all or any portion of its pro rata share of the New Securities, based on the ratio of the shares of Common Stock held by such Qualified Stockholder on the Preemptive Offer Record Date to the total number of outstanding shares of Common Stock on the Preemptive Offer Record Date, and stating therein the quantity of New Securities it intends to purchase (each Qualified Stockholder who delivers a Response Notice hereunder is a “Purchaser” for purposes of this Section 4.4). Such Response Notice shall constitute the irrevocable agreement of such Purchaser to purchase the quantity of New Securities indicated in the Response Notice at the price and upon the terms stated in the Issuance Notice; provided, however, that if the Corporation is proposing to issue, sell or distribute securities for consideration other than all cash, and subject to the limitations on the rights set forth in this Section 4.4, the Corporation shall accept from such Purchaser either non-cash consideration that is reasonably comparable to the non-cash consideration proposed by the Corporation or the cash value of such non-cash consideration, in each case as determined in good faith by the Board of Directors. Any purchase of New Securities by a Purchaser pursuant to this Section 4.4 shall be consummated on or prior to the later of (x) the date on which all other New Securities described in the applicable Issuance Notice are issued, sold or distributed and (y) the second (2nd) Business Day following delivery of the Response Notice by such Purchaser.

(c)          Sale to Other Persons. The Corporation shall have sixty (60) days from the date of the applicable Issuance Notice to consummate an issuance, sale or distribution of any New Securities which the Qualified Stockholders have not elected to purchase pursuant to Section 4.4(b) to other Persons at a price and on terms and conditions not less favorable to the Corporation than those contained in the Issuance Notice. In the event that the sale of New Securities is not fully consummated within such sixty (60)-day period, then the Corporation shall be obligated once again to offer the purchase rights set forth in this Section 4.4 before it may subsequently sell such New Securities (provided that such sixty (60)-day period shall automatically toll, but not for longer than one hundred and eighty (180) days, to the extent regulatory approval would be required for such Person to acquire such New Securities).

(d)          Exempt Securities. Notwithstanding the foregoing provisions of this Section 4.4, Qualified Stockholders shall not have the right to participate in the issuance of any New Securities which are otherwise authorized to be issued in accordance with this Second Amended and Restated Certificate of Incorporation (i) if such New Securities were issued as consideration in any merger, consolidation or combination of the Corporation or any of its subsidiaries with, or acquisition by the Corporation or any of its subsidiaries of securities or assets of, a third party, (ii) if issued upon conversion or exercise of any rights, convertible securities, options or warrants to purchase Common Stock or other capital stock of the Corporation, (iii) if issued by any subsidiary of the Corporation to the Corporation or any of the Corporation’s direct or indirect wholly owned subsidiaries, (iv) if issued as securities which are the subject of a registration statement being filed under the Securities Act pursuant to an IPO, (v) if issued to directors, officers, employees or consultants of the Corporation or its subsidiaries as compensation pursuant to any equity based compensation or incentive plan approved by the Board of Directors or (vi) such New Securities were issued pursuant to any pro rata stock split or stock dividend (the New Securities described in the foregoing clauses (i) through (vi), “Exempt Securities”).

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(e)          Accelerated Buyer Transactions. Nothing in this Section 4.4 shall prevent the Corporation or its subsidiaries from issuing or selling to any Person (the “Accelerated Buyer”) any New Securities without first complying with the provisions of this Section 4.4; provided that in connection with such issuance or sale (i) the Corporation gives reasonably prompt notice to the Qualified Stockholders of such issuance (after such issuance has occurred), which notice shall describe in reasonable detail the New Securities purchased by the Accelerated Buyer and the purchase price thereof and (ii) the Accelerated Buyer and the Corporation enable the Qualified Stockholders to effectively exercise their respective rights under this Section 4.4 with respect to their purchase of all or any portion of their pro rata share of the New Securities issued to the Accelerated Buyer within fifteen (15) Business Days after receipt of the notice by the Qualified Stockholder of such issuance to the Accelerated Buyer on the terms specified in this Section 4.4, including without limitation, to the extent permitted by applicable law, by (i) providing any Qualified Stockholder that duly exercises its right to purchase, and purchases, such New Securities (a “Post-Closing Buyer”) with the right to receive the economic benefit of any distributions made following the issuance of the New Securities to the Accelerated Buyer but prior to the purchase of the New Securities by such Post-Closing Buyer (the “Interim Period”) (whether by making the distribution or offsetting the value of such distribution against the purchase price) as if such Post-Closing Buyer had purchased the applicable number of New Securities concurrently with the issuance to the Accelerated Buyer and (ii) with respect to any matter subject to a vote of the holders of the New Securities with a record date occurring during the Interim Period, only taking such action if the issuer receives approval from such holders and/or Post-Closing Buyer(s) (by such method as reasonably determined by the Board of Directors) that would constitute the requisite approvals had such Post-Closing Buyer(s) purchased the applicable number of New Securities concurrently with the issuance to the Accelerated Buyer. The Preemptive Offer Record Date for such issuance shall be the date such New Securities are issued to the Accelerated Buyer.

(f)          Notwithstanding anything to the contrary in this Second Amended and Restated Certificate of Incorporation, the provisions of this Section 4.4 shall automatically terminate and be of no further force and effect upon the earlier of the occurrence of a Public Listing or an IPO.

(g)          For purposes of this Section 4.4:

(i)          “Business Day” means any day other than a Saturday, Sunday or date on which commercial banks in New York, New York are authorized by law to close for business.

(ii)         “Derivative Securities” means direct or indirect options, rights, warrants or securities convertible into or exercisable or exchangeable for, any Common Stock or any other capital stock of the Corporation.

(iii)        “New Securities” means Common Stock and other capital stock and rights, convertible securities, options or warrants to purchase Common Stock or other capital stock of the Corporation or any of its subsidiaries issued subsequent to the date of this Second Amended and Restated Certificate of Incorporation, whether or not authorized as of the date of this Second Amended and Restated Certificate of Incorporation.

(iv)        “Outstanding Common Stock” means, as of any given time, the then issued and outstanding Common Stock, excluding any Derivative Securities and any unvested or restricted Common Stock issued pursuant to an Equity Incentive Plan.

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(v)         “Person” means an individual, partnership, limited liability company, corporation, joint venture, trust, business trust, association, or similar entity, whether domestic or foreign, and the heirs, executors, legal representatives, successors and assigns of such entity where the context requires.

(vi)        “Secure Site” means a confidential website such as Intralinks which shall have a system of email notification of new postings.

Section 4.5           Record Holders. The Corporation shall be entitled to treat the person or entity in whose name any share of its stock is registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person or entity, whether or not the Corporation shall have notice thereof, except as expressly provided by applicable law.

Section 4.6           Nonvoting Stock. To the extent prohibited by Section 1123 of Title 11 of the United States Bankruptcy Code (as amended, the “Bankruptcy Code”), the Corporation shall not issue any class or series of nonvoting equity securities; provided, however, that the foregoing (a) will have no force and effect beyond that required under Section 1123 of the Bankruptcy Code and (b) may be amended or eliminated in accordance with applicable law as from time to time in effect. For the purposes of this Section 4.6, any class or series of equity securities that has only such voting rights as are mandated by the DGCL shall be deemed to be nonvoting for purposes of the restrictions of this Section 4.6.

Section 4.7           Action Without a Meeting. Until (i) the date the Common Stock is listed on a national securities exchange in the United States, whether in connection with an initial public offering of the Common Stock or otherwise (a “Public Listing”) or (ii) the first public offering of the Corporation pursuant to an effective Registration Statement under the Securities Act of 1933, as amended from time to time (other than on Forms S-4, S-8 or successors to such forms), covering the offer and sale of capital stock of the Corporation (an “IPO”), any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock of the Corporation having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or to an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Following the date on which the Corporation completes a Public Listing or an IPO, any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by all the holders of outstanding stock of the Corporation entitled to vote thereon.

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Section 4.8           Approval of Certain Actions. The affirmative vote or consent of the holders of at least two-thirds of the outstanding voting stock entitled to vote thereon shall be required (a) for the adoption of any agreement for the merger or consolidation of the Corporation with or into any other corporation, person or other entity; provided, that, for the avoidance of doubt, Section 4.8(a) shall not apply to the merger or consolidation of any subsidiary of the Corporation with or into any other corporation, person or other entity; (b) to authorize any sale, lease or exchange of all or substantially all of the assets of the Corporation to any other corporation, person or other entity; or (c) to authorize dissolution or liquidation of the Corporation.  Such affirmative vote or consent shall be in addition to the vote or consent of the holders of the stock of the Corporation otherwise required by law or by any agreement between the Corporation and any national securities exchange.

ARTICLE V
PERPETUAL EXISTENCE

The Corporation shall have perpetual existence.

ARTICLE VI
BOARD OF DIRECTORS

Section 6.1           General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors of the Corporation. The Board of Directors of the Corporation shall exercise all of the powers and duties conferred by law except as provided by this Second Amended and Restated Certificate of Incorporation or the Bylaws.

Section 6.2           Number and Term. The total number of directors constituting the entire Board of Directors shall be not less than one (1) nor more than fifteen (15). Initially, the Board of Directors shall be comprised of seven members, including John D. Schiller, Jr. as President and Chief Executive Officer, Michael S. Bahorich, George Kollitides, Steven Pully, Michael S. Reddin, James W. Swent III and Charles W. Wampler. Each director shall hold office until the next annual meeting of stockholders and until his or her successor is elected and qualified or until his or her earlier death, resignation, removal or incapacity. The number of directors may be changed from time to time by resolution of a majority of the Board of Directors. Directors need not be stockholders.

Section 6.3           Elections. Unless and except to the extent that the Bylaws of the Corporation shall so require, elections of directors need not be by written ballot.

Section 6.4           Bylaws. In furtherance and not in limitation of the powers conferred by law, the Board of Directors is hereby expressly authorized to make, repeal, alter, amend and rescind the Bylaws by a majority vote at any regular or special meeting of the Board of Directors at which a quorum is present or by written consent, in accordance with the terms of the Bylaws. The stockholders shall also have the power to make, repeal, alter, amend and rescind the Bylaws, including the Bylaws made by the Board of Directors, in accordance with the terms of the Bylaws.

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ARTICLE VII

Indemnification

Section 7.1           Right to Indemnity. Except as otherwise provided in the Plan, each person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise (hereinafter, a “proceeding”), by reason of the fact that such person, or a person of whom such person is the legal representative, is or was or has agreed to become a director or officer of the Corporation, or while a director or officer of the Corporation is or was serving or has agreed to serve at the request of the Corporation in any capacity, including as a director, officer, employee, fiduciary or agent, of another corporation or of a partnership, joint venture, trust or other enterprise, including, without limitation, service with respect to employee benefit plans maintained or sponsored by the Corporation or any of its subsidiaries (an “Indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, fiduciary or agent or in any other capacity while serving as a director, officer, employee, fiduciary or agent, shall be indemnified and held harmless by the Corporation to the fullest extent which it is empowered to do so by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, to the fullest extent permitted by law, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment) against all cost, expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) actually and reasonably incurred by such Indemnitee in connection with a proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such person’s conduct was unlawful. The termination of any claim, action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that such person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful. Such indemnification shall continue as to a person who has ceased to serve in the capacity which initially entitled such person to indemnity hereunder, and such indemnification shall inure to the benefit of such person’s heirs, executors and administrators. Notwithstanding the foregoing, except as provided in Section 7.3 with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any Indemnitee seeking indemnification in connection with a proceeding initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

Section 7.2           Advancement of Expenses. To the fullest extent to which it is permitted to do so by the DGCL or other applicable law, the Corporation shall, in advance of the final disposition of the matter, pay the expenses and costs (including attorneys’ fees) actually and reasonably incurred by any Indemnitee in defending or otherwise participating in any proceeding and any appeal therefrom for which such person may be entitled to such indemnification under this Article VII or otherwise; provided, however, if required by the DGCL, such payment of expenses and costs in advance of the final disposition of the proceeding shall be made only upon receipt by the Corporation of an undertaking by or on behalf of such Indemnitee to repay all amounts advanced if it should be ultimately determined by final judicial decision from which there is no further right to appeal that such Indemnitee is not entitled to be indemnified for such expenses under this Article VII or otherwise. Expenses incurred by other employees, fiduciaries and agents who are considered Indemnitees hereunder may be so paid upon such terms and conditions, if any, as the Board of Directors of the Corporation deems appropriate.

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Section 7.3           Procedures for Indemnification of Directors and Officers. Any indemnification or advancement of expenses under this Article VII shall be made promptly, and in any event within thirty (30) days, upon the written request of the Indemnitee, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days. If a determination by the Corporation that the Indemnitee is entitled to indemnification pursuant to this Article VII is required, and the Corporation fails to respond within sixty (60) days to a written request for indemnity, the Corporation shall be deemed to have approved the request. If the Corporation denies a written request for indemnification or advancement of expenses, in whole or in part, or if payment in full pursuant to such request is not made within thirty (30) days (or twenty (20) days in the case of a claim for advancement of expenses), the right to indemnification or advancement of expenses as granted by this Article VII shall be enforceable by the Indemnitee in any court of competent jurisdiction. Such Indemnitee’s costs and expenses incurred in connection with successfully establishing the right to indemnification, in whole or in part, in any such action or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, shall also be indemnified by the Corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any, has been tendered to the Corporation) that the Indemnitee has not met the standards of conduct which make it permissible under the DGCL for the Corporation to indemnify the Indemnitee for the amount claimed, but the burden of such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the Indemnitee is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct. In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VII or otherwise, shall be on the Corporation.

Section 7.4           Requested Services. Without limiting the meaning of the phrase “serving at the request of the Corporation” as used herein, any person serving as a director, officer or equivalent executive of (i) another corporation of which a majority of the shares entitled to vote in the election of its directors is owned, directly or indirectly, by the Corporation, or (ii) any employee benefit plan maintained or sponsored by the Corporation or any corporation referred to in clause (i), shall be deemed to be doing so at the request of the Corporation for purposes of Section 7.1.

Section 7.5           Contract Rights. The provisions of this Article VII shall be deemed to be a contract right between the Corporation and each Indemnitee and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, employee, fiduciary or agent, or if the relevant provisions of the DGCL or other applicable law cease to be in effect. Such contract right shall vest for each Indemnitee who is a director, officer, employee, fiduciary or agent at the time such person is elected or appointed to such position, and no repeal or modification of this Article VII or any such law shall affect any such vested rights or obligations then existing with respect to any state of facts or proceeding arising after such election or appointment and prior to such repeal or modification.

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Section 7.6           Insurance. The Corporation may purchase and maintain insurance on its own behalf and on behalf of any person who is or was a director, officer, employee, fiduciary or agent of the Corporation or was serving at the request of the Corporation as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the DGCL or this Article VII.

Section 7.7           Employees and Agents. Except as otherwise provided in the Plan, Persons who are not covered by the foregoing provisions of this Article VII and who are or were employees, fiduciaries or agents of the Corporation, or who are or were serving at the request of the Corporation as employees, fiduciaries or agents of another corporation, partnership, joint venture, trust or other enterprise, may be indemnified to the extent authorized at any time or from time to time by the Board of Directors of the Corporation to the fullest extent of this Article VII.

Section 7.8           Merger or Consolidation. For purposes of this Article VII, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including, without limitation, any constituent of a constituent) absorbed in a consolidation or merged in a merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director or officer of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee, fiduciary or agent of another corporation or of a partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article VII with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

Section 7.9           Non-Exclusivity of Rights. The rights to indemnification and the advancement of expenses and costs conferred under this Article VII shall not be exclusive of any other rights to which those seeking indemnification or advancement of expenses and costs may be entitled under any applicable law, provision of this Second Amended and Restated Certificate of Incorporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. The Corporation is specifically authorized to enter into individual contracts with any or all of its directors or officers respecting indemnification and advances, to the fullest extent not prohibited by the DGCL or by any other applicable law.

Section 7.10         Amendments. No amendment, repeal or modification of, and no adoption of any provision inconsistent with, any provision of this Article VII shall adversely affect any right or protection of a director or officer of the Corporation existing by virtue of this Article VII at the time of such amendment, repeal, modification or adoption.

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Section 7.11         Jointly Indemnifiable Claims. Given that certain jointly indemnifiable claims (as defined below) may arise due to the service of the Indemnitee as a director and/or officer of the Corporation at the request of the indemnitee-related entities (as defined below), the Corporation shall be fully and primarily responsible for the payment to the Indemnitee in respect of indemnification or advancement of expenses in connection with any such jointly indemnifiable claims, pursuant to and in accordance with the terms of this Article VII, irrespective of any right of recovery the Indemnitee may have from the indemnitee-related entities. Under no circumstance shall the Corporation be entitled to any right of subrogation against or contribution by the indemnitee-related entities and no right of advancement, indemnification or recovery the Indemnitee may have from the indemnitee-related entities shall reduce or otherwise alter the rights of the Indemnitee or the obligations of the Corporation under this Article VII. In the event that any of the indemnitee-related entities shall make any payment to the Indemnitee in respect of indemnification or advancement of expenses with respect to any jointly indemnifiable claim, the indemnitee-related entity making such payment shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee against the Corporation, and the Indemnitee shall execute all documents and instruments reasonably required and shall do all things that may be reasonably necessary to secure such rights, including the execution of such documents and instruments as may be necessary to enable the indemnitee-related entities effectively to bring suit to enforce such rights. Each of the indemnitee-related entities shall be third-party beneficiaries with respect to this Section 7.11 and entitled to enforce this Section 7.11.

The term “indemnitee-related entities” means any corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise (other than the Corporation or any other corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise for which the Indemnitee has agreed, on behalf of the Corporation or at the Corporation’s request, to serve as a director, officer, employee or agent and which service is covered by the indemnity described herein) from whom an Indemnitee may be entitled to indemnification or advancement of expenses with respect to which, in whole or in part, the Corporation may also have an indemnification or advancement obligation.

The term “jointly indemnifiable claims” shall be broadly construed and shall include, without limitation, any action, suit or proceeding for which the Indemnitee shall be entitled to indemnification or advancement of expenses from both the indemnitee-related entities and the Corporation pursuant to applicable law, any agreement, certificate of incorporation, bylaws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership or comparable organizational documents of the Corporation or the indemnitee-related entities, as applicable.

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ARTICLE VIII
LIMITED LIABILITY OF DIRECTORS

To the fullest extent permitted by the DGCL, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director (it being understood that, without limiting the foregoing, if in the future the DGCL is amended or modified (including with respect to Section 102(b)(7)) to permit the further limitation or elimination of the personal liability of a director of the Corporation to a greater extent than contemplated above, then the provisions of this Article VIII shall be deemed to provide for the elimination of the personal liability of the directors of the Corporation to such greater extent). This Article VIII shall not eliminate or limit the liability of a director for any act or omission occurring prior to the date when this Article VIII becomes effective. Any repeal or amendment or modification of this Article VIII, or the adoption of any provision of this Second Amended and Restated Certificate of Incorporation inconsistent with this Article VIII, will, to the extent permitted by applicable law, be prospective only (except to the extent such amendment or change in applicable law permits the Corporation to provide a broader limitation on a retroactive basis than permitted prior thereto), and will not adversely affect any limitation on the personal liability of any director of the Corporation at the time of such repeal or amendment or modification or adoption of such inconsistent provision.

ARTICLE IX

CERTAIN AFFILIATE TRANSACTIONS

Section 9.1           General. The Corporation shall not engage in any Business Combination with any Person that, together with its Affiliates, owns at least five percent (5%) of the outstanding voting stock of the Corporation, or any Affiliate thereof (collectively, the “Related Parties”), without the affirmative vote of the holders of at least two-thirds of the outstanding voting stock entitled to vote thereon that is not beneficially owned (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) by such Related Parties. Such affirmative vote or consent shall be in addition to the vote or consent of the holders of the stock of the Corporation otherwise required by Section 4.8, by law or by any agreement between the Corporation and any national securities exchange.

Section 9.2           Definitions. For purposes of this Article IX:

(a)          “Affiliate” means, with respect to any Person, (i) any Subsidiary of such Person and (ii) any Person directly controlling or under common control with such Person. For purposes of this Article IX, “control” (including the terms “controlling,” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(b)          “Business Combination” means

(i)          any merger or consolidation of the Corporation;

(ii)         any sale, lease, exchange, mortgage, pledge, transfer, or other disposition of all or substantially all of the assets of the Corporation (including, without limitation, by way of sale, transfer or disposition of securities of one or more of its subsidiaries, by operation of law or otherwise);

(iii)        any reclassification of the Common Stock of the Corporation, or any recapitalization involving the Common Stock of the Corporation, other than a recapitalization of the Corporation in which no Related Party increases its proportionate share of any class or series of the Corporation’s securities;

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(iv)        the adoption of any plan or proposal for the liquidation or dissolution of the Corporation; and

(v)          any agreement, contract, or other arrangement providing for any of the transactions described in this Section 9.2(b).

(c)          “Person” means an individual, partnership, limited liability company, corporation, joint venture, trust, business trust, association, or similar entity, whether domestic or foreign, and the heirs, executors, legal representatives, successors and assigns of such entity where the context requires.

(d)          “Subsidiary” means, with respect to any Person, shall mean, with respect to any Person, any corporation, entity or other organization whether incorporated or unincorporated, of which (i) such first Person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (ii) such first Person is a general partner, manager or managing member (including any investment fund the primary investment advisor to which is such first Person or its Affiliate).

ARTICLE X
SECTION 203 ELECTION

The Corporation expressly elects not to be governed by Section 203 of the DGCL.

ARTICLE XI
FORUM

Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware, (or, if the Court of Chancery lacks subject matter jurisdiction, another state or federal court located within the state of Delaware). Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XI.

ARTICLE XII

CORPORATE OPPORTUNITIES

Section 12.1         General. To the greatest extent permitted by law and except as otherwise set forth in this Second Amended and Restated Certificate of Incorporation and except as expressly agreed to by a Dual Role Person (as defined below) in a separate instrument signed by a Dual Role Person with the Corporation or any predecessor thereto:

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(a)          To the extent provided in this Article XII, the Corporation renounces any interest or expectancy of the Corporation or any of its Affiliates in, or in being offered an opportunity to participate in, any Corporate Opportunity about which a Dual Role Person acquires knowledge. Subject to Section 12.1(c), no Dual Role Person or any of their respective Representatives shall owe any fiduciary duty to, nor shall any Dual Role Person or any of their respective Representatives be liable for breach of fiduciary duty to, the Corporation or any of its stockholders in connection with a Corporate Opportunity. No Dual Role Person or any of their respective Representatives shall violate a duty or obligation to the Corporation merely because such person’s conduct furthers such person’s own interest, except as specifically set forth in Section 12.1(c). Any Dual Role Person or any of their respective Representatives may lend money to, and transact other business with, the Corporation and its Representatives. The rights and obligations of any such person who lends money to, contracts with, borrows from or transacts business with the Corporation or any of its Representatives are the same as those of a person who is not involved with the Corporation or any of its Representatives, subject to other applicable law. No transaction between any Dual Role Person or any of their respective Representatives, on the one hand, with the Corporation or any of its Representatives, on the other hand, shall be voidable solely because any Dual Role Person or any of their respective Representatives has a direct or indirect interest in the transaction. Nothing herein contained shall prevent any Dual Role Person or any of their respective Representatives from conducting any other business, including serving as an officer, director, employee, or stockholder of any corporation, partnership or limited liability company, a trustee of any trust, an executor or administrator of any estate, or an administrative official of any other business or not-for-profit entity, or from receiving any compensation in connection therewith.

(b)          No Dual Role Person nor any of their respective Representatives shall owe any duty to refrain from (i) engaging in the same or similar activities or lines of business as the Corporation and its Representatives or (ii) doing business with any of the Corporation’s or its Representatives’ clients or customers. In the event that any Dual Role Person or any of their respective Representatives acquires knowledge of a potential transaction or matter that may be a Corporate Opportunity for any Dual Role Person or any of their respective Representatives, on the one hand, and the Corporation or any of its Representatives, on the other hand, such Dual Role Person or Representatives, as the case may be, shall have no duty to communicate or offer such Corporate Opportunity to the Corporation or any of its Representatives, subject to Section 12.1(c). No Dual Role Person or any of their respective Representatives shall be liable to the Corporation, any of its stockholders or any of its Representatives for breach of any fiduciary duty by reason of the fact that any Dual Role Person or any of their respective Representatives pursues or acquires such Corporate Opportunity for itself, directs such Corporate Opportunity to another person or does not present such Corporate Opportunity to the Corporation or any of its Representatives, subject to Section 12.1(c).

(c)          If a third party presents a Corporate Opportunity to a person who is both a Representative of the Corporation and a Representative of a Dual Role Person, expressly and solely in such person’s capacity as a Representative of the Corporation, and such person acts in good faith in a manner consistent with the policy that such Corporate Opportunity belongs to the Corporation, then such person (i) shall be deemed to have fully satisfied and fulfilled any fiduciary duty that such person has to the Corporation as a Representative of the Corporation with respect to such Corporate Opportunity, (ii) shall not be liable to the Corporation, any of its stockholders or any of its Representatives for breach of fiduciary duty by reason of such person’s action or inaction with respect to such Corporate Opportunity, (iii) shall be deemed to have acted in good faith and in a manner that such person reasonably believed to be in, and not opposed to, the Corporation’s best interests, and (iv) shall be deemed not to have breached such person’s duty of loyalty to the Corporation and its stockholders and not have derived an improper personal benefit therefrom; provided that a Dual Role Person may pursue such Corporate Opportunity if the Corporation shall decide not to pursue such Corporate Opportunity.

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(d)          For purposes of this Article XII:

(i)          “Affiliate” means with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For purposes of the foregoing definition, the term “controls,” “is controlled by,” or “is under common control with” means the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(ii)         “Corporate Opportunity” means any business opportunity that the Corporation is financially able to undertake that is, from its nature, in the Corporation’s lines of business, is of practical advantage to the Corporation and is one in which the Corporation has an interest or a reasonable expectancy, and in which, by embracing such opportunity, the self-interest of any Dual Role Person or their respective Representatives will be brought into conflict with the Corporation’s self-interest.

(iii)        “Dual Role Person” means any of the following, individually or collectively, other than any person who is an employee of the Corporation or any of its subsidiaries: (A) any stockholder of the Corporation and/or (B) any person elected, appointed or otherwise serving as a director of the Board of Directors of the Corporation (or any committee thereof) in accordance with the terms hereof, and, in each case, any of such entity’s or person’s Affiliates (other than, if applicable, the Corporation and its subsidiaries).

(iv)        “Person” means an individual, partnership, limited liability company, corporation, joint venture, trust, business trust, association, or similar entity, whether domestic or foreign, and the heirs, executors, legal representatives, successors and assigns of such entity where the context requires.

(v)         “Representatives” means, with respect to any person, the directors, officers, employees, general partners or managing member of such person.

(e)          Any person or entity purchasing or otherwise acquiring or obtaining any interest in any capital stock of the Corporation shall be deemed to have notice and to have consented to the provisions of this Article XII.

Section 12.2         Amendment. Neither the alteration, amendment, termination, expiration or repeal of this Article XII nor the adoption of any provision inconsistent with this Article XII shall eliminate or reduce the effect of this Article XII in respect of any matter occurring, or any cause of action that, but for this Article XII, would accrue or arise, prior to such alteration, amendment, termination, expiration, repeal or adoption.

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Section 12.3         Notice of Article. To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article XII.

ARTICLE XIII
AMENDMENTS

The Corporation reserves the right at any time from time to time to amend, alter, change or repeal any provision contained in this Second Amended and Restated Certificate of Incorporation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed herein or by applicable law. All rights, preferences and privileges of whatsoever nature conferred upon stockholders by and pursuant to this Second Amended and Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article XIII. Notwithstanding any other provision of this Second Amended and Restated Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote, but in addition to any vote required by law and any affirmative vote of the holders of any series of Preferred Stock required by law, by this Second Amended and Restated Certificate of Incorporation or by any Preferred Stock Designation providing for any such Preferred Stock, the affirmative vote of the holders of at least two-thirds of the total voting power of all the shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter, change or repeal, or adopt any provision inconsistent with Section 4.4, Section 4.8, Article IX, Article XII or this Article XIII; provided that the definition of Qualified Stockholder may not be amended without the affirmative consent of each corporation, person or other entity that at the time of such amendment is a Qualified Stockholder. Nothing in this Article XIII shall limit the authority of the Board of Directors of the Corporation conferred by Section 6.1 hereof.

ARTICLE XIV
SEVERABILITY

If any provision or provisions of this Second Amended and Restated Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, then, to the fullest extent permitted by applicable law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Second Amended and Restated Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Second Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby.

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